Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-152653 of CB Richard Ellis Realty Trust on Form S-11 (Registration Statement) of our report dated April 2, 2008 relating to our audit of the historical statement of revenues and direct operating expenses of Lakeside Office Center for the year ended December 31, 2007, our report dated July 11, 2008 relating to our audit of the historical statement of revenues and direct operating expenses of Enclave on the Lake for the year ended December 31, 2007, all appearing in the Current Report on Form 8-K/A filed with the SEC on July 17, 2008, our report dated November 26, 2008 relating to our audit of the historical statement of revenues and direct operating expenses of Afton Ridge for the year ended December 31, 2007, appearing in the Current Report on Form 8-K/A filed with the SEC on December 4, 2008, and our report dated December 17, 2008 relating to our audit of the historical statement of revenues and direct operating expenses of Avion Midrise III & IV for the year ended December 31, 2007 and our report dated January 8, 2009 relating to our audit of the historical statement of revenues and direct operating expenses of Maskew Retail Park for the year ended December 31, 2007, both appearing in the Current Report on Form 8-K/A filed with the SEC on January 8, 2009. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

November 23, 2009